UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2018

Riot Blockchain, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	001-33675	84-1553387
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

202 6th Street, Suite 401
Castle Rock, CO 80104
 (Address of principal executive offices) (zip code)

(303) 794-2000
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Copies to:
Harvey Kesner, Esq.
Sichenzia Ross Ference Kesner LLP
1185 Avenue of the Americas, 37th Floor
New York, New York 10036
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 31, 2018, Riot Blockchain, Inc., a Nevada corporation (the "Company") determined that its previously scheduled annual meeting had to be adjourned for a second time in order to seek a quorum.  Under Nevada law, a new record date is required to be set.  The Company also received a written notification (the "Notice") from the NASDAQ Stock Market LLC ("Nasdaq") that since the Company had not held its annual meeting of shareholders (the "Annual Meeting") within twelve months of the end of the Company's fiscal year-end, in accordance with Nasdaq's Listing Rules 5620(a) and 5810(c)(2)(G), it needed to submit a compliance plan within 45 calendar days for continued compliance with Nasdaq's Listing Rules (the "Rules") for continued listing. Nasdaq can grant an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2018, to regain compliance. While the plan is pending, the Company's securities will continue to trade on Nasdaq.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2018, the Company, entered into an executive employment agreement (the "Agreement"), effective as of January 27, 2018, with Christopher Ensey, providing for his appointment as Chief Operating Officer of the Company for a term of two years which term shall be shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew the Agreement at least three months prior to the expiration of the initial term.
  On January 27, 2018, the Company, entered into an executive employment agreement (the "Agreement"), effective as of January 27, 2018, with Christopher Ensey, providing for his appointment as Chief Operating Officer of the Company for a term of two years which term shall be shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew the Agreement at least three months prior to the expiration of the initial term.
Pursuant to the Agreement and in consideration for his services to the Company, Mr. Ensey will receive a base salary of $250,000 per annum in accordance with the Company's regular payroll practices. For each fiscal year during the term of employment, Mr. Ensey shall be eligible to receive a bonus in the amount of 100% of annual salary, if any, as may be determined from time to time by the Board in its discretion and shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Company. Mr. Ensey also received an award of 50,000 restricted shares of the Company's common stock, which shall vest in 24 equal monthly installments over a two year period, beginning on the one month anniversary of the date of issuance and options to purchase 50,000 shares of common stock which shall vest in 12 equal monthly installments, beginning on the one month anniversary of the effective date of the Agreement, with an exercise price of $18.50.
Set forth below is the biographical information of Mr. Ensey, as required by Item 401 of Regulation S-K.
Mr. Ensey is a cybersecurity specialist with a broad technical background spanning security operations, product development and cloud computing. In 2012, Mr. Ensey founded Dunbar Armored's cybersecurity practice and managed security services division where Mr. Ensey has served as Chief Operating Officer since.  In such role, Mr. Ensey led product development, operations and sales globally. Previous roles include Director of Government Security Solutions at SafeNet and Principal Security Strategist & Associate Director at IBM. Mr. Ensey also serves as an advisor and investor to numerous cybersecurity and blockchain startups and has a BS in Computer Engineering from Virginia Tech University.

The foregoing description of the Agreement included herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On January 30, 2018, the Company issued a press release announcing Mr. Ensey's appointment. A copy of the press release is attached hereto as Exhibit 99.1 to this report and incorporated herein by reference.

On January 31, 2018, the Company issued a press release announcing that it will reschedule its annual meeting of stockholders. A copy of the press release is attached hereto as Exhibit 99.2 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.	Description
10.1	Form of Employment Agreement between Riot Blockchain, Inc. and Christopher Ensey, dated January 27, 2018
99.1	Press release issued January 30, 2018
99.2	Press release issued January 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIOT BLOCKCHAIN, INC.

Dated: January 31, 2018	By:	/s/ Jeffrey G. McGonegal
Name: Jeffrey G. McGonegal
Title: Chief Financial Officer